Pricing supplement No. 1803R To product supplement R dated November 7, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated July 26, 2013; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$2,000,000 Five-Year Return Enhanced Securities Linked to the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return due July 31, 2018

General
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The securities are designed for investors who seek a return at maturity of 125.00% of the appreciation, if any, of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (the “Index”), which targets volatility-controlled, long exposure to the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM (the “Underlying Index”). The Underlying Index is composed of futures contracts on physical commodities included in the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) and seeks to outperform the DJUBS Index by selecting commodity futures contracts using Deutsche Bank AG’s proprietary Roll Yield Strategy, as described herein. The securities will not pay any coupons and investors should be willing to lose some or all of their initial investment if the level of the Index decreases.  Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on July 31, 2018.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on July 26, 2013 (the “Trade Date”) and are expected to settle on July 31, 2013 (the “Settlement Date”)
•	After the Trade Date, but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (Ticker: DBCMBTVE <Index>)
Payment at Maturity:
If the Final Level is greater than or equal to the Initial Level, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Index Return multiplied by the Upside Leverage Factor, calculated as follows:

$1,000  +  ($1,000  x  Index Return   x   Upside Leverage Factor)

If the Final Level is less than the Initial Level, you will lose 1.00% of the Face Amount of your securities for every 1.00% by which the Final Level is less than the Initial Level and you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Index Return)
You will lose some or all of your investment at maturity if the level of the Index declines. Any payment at maturity is subject to the credit of the Issuer.
Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
Upside Leverage Factor:	125.00%
Initial Level†:	260.36, the closing level of the Index on the Trade Date
Final Level†:	The closing level of the Index on the Final Valuation Date
Trade Date:	July 26, 2013
Settlement Date:	July 31, 2013
Final Valuation Date:	July 26, 2018
Maturity Date††:	July 31, 2018
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RDY6
ISIN:	US25152RDY62
†	Subject to adjustment as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
††
Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement and acceleration as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
The Issuer’s estimated value of the securities on the Trade Date is $937.00 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the securities” on page PS-1 of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$1,000.00	$25.00	$975.00
Total	$2,000,000.00	$50,000.00	$1,950,000.00
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $25.00 per $1,000 Face Amount of securities.

The agents for this offering are our affiliates. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,000,000.00	$272.80

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

July 26, 2013

ISSUER’S ESTIMATED VALUE OF THE SECURITIES

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately 4 months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with product supplement R dated November 7, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement R dated November 7, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005975/crt-dp34124_424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or   “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity on the Securities, Assuming a Range of Performances for the Index?

The following table illustrates the hypothetical Payment at Maturity per $1,000 Face Amount of securities, for a hypothetical range of performances for the Index from -100% to +100%. The hypothetical Payments at Maturity set forth below assume an Initial Level of 250.00 and reflect the Upside Leverage Factor of 125.00%. The actual Initial Level is set forth on the cover of this pricing supplement. The hypothetical Payments at Maturity set forth below are for illustrative purposes only and may not be the actual Payments at Maturity applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Percent Change in Index	Payment at Maturity	Return on Securities
500.00	100.00%	$2,250.00	125.00%
475.00	90.00%	$2,125.00	112.50%
450.00	80.00%	$2,000.00	100.00%
425.00	70.00%	$1,875.00	87.50%
400.00	60.00%	$1,750.00	75.00%
375.00	50.00%	$1,625.00	62.50%
350.00	40.00%	$1,500.00	50.00%
325.00	30.00%	$1,375.00	37.50%
300.00	20.00%	$1,250.00	25.00%
275.00	10.00%	$1,125.00	12.50%
250.00	0.00%	$1,000.00	0.00%
225.00	-10.00%	$900.00	-10.00%
200.00	-20.00%	$800.00	-20.00%
175.00	-30.00%	$700.00	-30.00%
150.00	-40.00%	$600.00	-40.00%
125.00	-50.00%	$500.00	-50.00%
100.00	-60.00%	$400.00	-60.00%
75.00	-70.00%	$300.00	-70.00%
50.00	-80.00%	$200.00	-80.00%
25.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Payments at Maturity

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index increases 50.00% from the Initial Level of 250.00 to a Final Level of 375.00. If the level of the Index increases 50.00% from the Initial Level of 250.00 to a Final Level of 375.00, the investor receives a Payment at Maturity of $1,625.00 per $1,000 Face Amount of securities, representing a return on the securities of approximately 62.50% calculated as follows:

$1,000 + ($1,000 x 50.00%  x  125.00%) = $1,625.00

Example 2: The Initial Level and the Final Level of the Index are both 250.00, such that the Index Return is 0.00%. If the Final Level is the same as the Initial Level, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x 0.00%  x 125.00%) = $1,000.00

Example 3: The level of the Index decreases 40.00% from the Initial Level of 250.00 to a Final Level of 150.00. If the level of the Index decreases 40.00% from the Initial Level of 250.00 to a Final Level of 150.00, the investor receives a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The securities provide the opportunity for enhanced returns of 125.00% of any appreciation of the Index, and are not subject to a predetermined maximum return. Because the securities are our senior unsecured obligations, any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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NO PROTECTION AGAINST LOSS — The securities do not offer any protection of your initial investment. If the Final Level is less than the Initial Level, you will lose 1.00% of the Face Amount of your securities for every 1.00% by which the Final Level is less than the Initial Level. Accordingly, you will lose some or all of your initial investment.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factors entitled “A Commodity Hedging Disruption Event May Result In Acceleration of the Securities” and “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Levels of the Underlying Index and the Index and the Value of the Securities” in this pricing supplement for more information.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK COMMODITY BOOSTER-DOW JONES-UBS 14 TV INDEXTM EXCESS RETURN — The securities are linked to the performance of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (the “Index”). The Index is a target volatility index and it seeks to achieve a 14% target volatility level in the Deutsche Bank Commodity Booster - Dow Jones-UBS IndexSM (“the Underlying Index”) based on the realized volatility of the Underlying Index over a defined period. The Underlying Index represents a long commodity exposure and seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) by selecting constituent commodity futures contracts (the “Underlying Index Constituents”) using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™. This section is a summary only of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return. For more information on the Index, see the information set forth under “The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return” in this pricing supplement.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity) and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the components of the Underlying Index. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the level of the Index, measured from the Initial Level to the Final Level. In this scenario, you will lose 1.00% of the Face Amount of your securities for every 1.00% by which the Final Level is less than the Initial Level. Accordingly, you could lose up to $1,000 for each $1,000 that you invest in the securities.  Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The return on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. You will receive a positive return on your investment only if the Final Level is greater than the Initial Level.  Even if the Final Level is greater than the Initial Level, the return on the securities may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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PAYMENTS ON THE SECURITIES ARE SUBJECT TO DEUTSCHE BANK AG’S CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the securities and you could lose your entire initial investment.

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THE ALLOCATION FEATURE OF THE INDEX MAY MAGNIFY YOUR EXPOSURE TO DECREASES IN THE UNDERLYING INDEX AND/OR REDUCE YOUR EXPOSURE TO INCREASES IN THE UNDERLYING INDEX — The Index adjusts the level of its investment in its Underlying Index on a monthly basis.  The level of participation by the Index in its Underlying Index in any given month will depend on the volatility experienced by the Underlying Index over the previous three-month period, and may be less than or greater than 100%. For this reason, you may be exposed to any decreases in the level of the Underlying Index on an enhanced (i.e., greater than 100%) basis, and your participation in any increases in the level of the Underlying Index may be less than 100%.  The return on the securities, which may be positive or negative, is linked to the performance of the Index, which is based on the leveraged performance of the Underlying Index. Your return, therefore, will depend primarily on whether, and the extent to which, the level of the Underlying Index increase or decrease during the term of the securities.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The Index seeks to achieve a realized volatility of 14% in the Underlying Index. Adjustments are made to the level of participation of the Index in its Underlying Index based on the historical realized volatility of the Underlying Index.  The realized volatility of the Underlying Index could differ significantly from its historical realized volatility. It is therefore possible for the Index to achieve realized volatility that differs, perhaps significantly, from its target volatility. This could have an adverse effect on the performance of the Index and, consequently, on the return on the securities.

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THE UNDERLYING INDEX IS SUBJECT TO STRATEGY RISK — The Underlying Index reflects a strategy that seeks to outperform the DJUBS Index by employing a rule-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), the Underlying Index rolls to the relevant new futures contracts (from the list of tradable futures contracts which expire in the next thirteen months) in a manner that seeks to generate the maximum implied roll yield (“Optimal Roll Yield Strategy”). The Underlying Index aims to maximize the potential roll benefits in backwardated markets (where future prices are less than spot prices) and minimize potential roll losses in contango markets (where future prices are greater than spot prices). The Optimal Roll Yield Strategy may not be successful, and the level of the Underlying Index, and therefore the level of the Index, may decrease.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event occurs, we will have the right to accelerate the payment on your securities prior to maturity. The amount due and payable on the securities upon such early acceleration will be determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY ADVERSELY AFFECT THE LEVELS OF THE UNDERLYING INDEX AND THE INDEX AND THE VALUE OF THE SECURITIES — Commodity futures contracts that may comprise the Underlying Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the level of the Underlying Index and the Index. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the Commodity Futures Trading Commission (the “CFTC”) to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. Such rules may cause a Commodity Hedging Disruption Event to occur or may increase the likelihood that a Commodity Hedging Disruption Event will occur during the term of the securities. If a Commodity Hedging Disruption Event does occur, we may, in our sole and absolute discretion, accelerate the payment on your securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment. We may also decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the futures contracts comprising the Underlying Index. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required to, sell their positions in such futures contracts comprising the Underlying Index. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such futures contracts comprising the Underlying Index and therefore, the levels of the Underlying Index, the Index and the value of the securities.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE UNDERLYING INDEX OR CERTAIN COMPONENTS OF THE UNDERLYING INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Underlying Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Underlying Index may reduce the performance of the Underlying Index, and therefore the performance of the Index, as a whole. Additionally, when the Index is not fully invested in the Underlying Index, the Index performance will not fully reflect the performance of the Underlying Index. The degree to which the Index performance reflects the Underlying Index is based on how the Underlying Index has performed over the past year, which may not accurately predict how the Underlying Index will perform in the future.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE COMMODITIES INCLUDED IN THE UNDERLYING INDEX — As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts included in the Underlying Index may have.

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THE CORRELATION AMONG THE UNDERLYING INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Underlying Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Underlying Index Constituents changes, the value of the securities may be adversely affected.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE UNDERLYING INDEX WILL LIKELY ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the Underlying Index Constituents near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December may specify a January expiration. As that contract nears expiration, it may be replaced by selling the January contract and purchasing the contract expiring in March. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January contract would take place at a price that is higher than the price at which the March contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Underlying Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Underlying Index, the Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Underlying Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Underlying Index, the Index and, accordingly, decrease the value of your securities.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE INDEX OR CERTAIN COMPONENTS OF THE UNDERLYING INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Underlying Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Underlying Index, as compared to the underlying commodity’s spot price performance, may reduce the performance of the Index as a whole.

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THE PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Market prices of commodities and commodity futures contracts are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Market prices of commodities and commodity futures contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease, pestilence and technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in the price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may affect the values of the related futures contracts comprising the Underlying Index and, as a result, the level of the Index, the value of the securities and any payments you may receive in respect of the securities.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Commodities are affected by, among other things, weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs.

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THE COMMODITY PRICES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Underlying Index may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, some emerging market nations have undergone significant political, economic and social upheaval. In such cases, far-reaching changes have resulted in constitutional and social tensions and in such cases, instability and reaction against market reforms have occurred. With respect to any emerging market nation, there is the possibility of nationalization, appropriation or confiscation, political changes, government regulation and social instability. Future political instability may adversely affect the economic conditions of an emerging market nation. Political or economic instability is likely to adversely impact the levels of the Underlying Index, the Index and, potentially, the return on your investment and the value of the securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Underlying Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a particular day or over a period of days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain commodities and, consequently, the Payment at Maturity, could be adversely affected.

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IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE UNDERLYING INDEX OR THE UNDERLYING INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED, AND THIS COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the levels of the Underlying Index, the Index and, therefore, on the return on your securities. Limited liquidity relating to the Underlying Index Constituents may also result in the sponsor of the Index and Underlying Index (the “Index Sponsor”) being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the levels of the Underlying Index and the Index and, therefore, the value of your securities.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER'S ESTIMATED VALUE OF

THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer's estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer's estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer's estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately 4 months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer's estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — While we expect that, generally, the levels of the Index and the Underlying Index will affect the value of the securities more than other factors, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	trends of supply and demand for the commodities included in the Underlying Index and the Underlying Index Constituents;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Underlying Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Underlying Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Underlying Index and the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX AND UNDERLYING INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the Index Sponsor and the calculation agent for the Index and Underlying Index. We, as calculation agent for the securities, will determine whether there has been a market disruption event with respect to the Index or the Underlying Index Constituents or a Commodity Hedging Disruption Event with respect to the securities.  In such event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level, and the payment due on the securities. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and Underlying Index, and we maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index or the Underlying Index in the event the regular means of determining the Index or Underlying Index is unavailable at the time such determination is scheduled to take place, and the Index Sponsor has even more discretion in the case of a Force Majeure Event (as defined below) relating to the Index. Deutsche Bank AG will also determine the Issuer's estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the securities from you in secondary market transactions. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities, the Underlying Index or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Index Sponsor of the Index and Underlying Index and the calculation agent for the Index and Underlying Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

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THE SPONSOR OF THE INDEX AND UNDERLYING INDEX HAS DISCRETION TO ADJUST THE METHODOLOGIES OF THE INDEX AND UNDERLYING INDEX — During the term of the securities, the Index Sponsor may modify the methodologies used to determine the Index and/or the Underlying Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Underlying Index Constituent or commodities included in the Underlying Index). See the information set forth under “The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return” in this pricing supplement.

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THE INDEX AND UNDERLYING INDEX HAVE VERY LIMITED PERFORMANCE HISTORY — Publication of the Index began on August 8, 2009, and publication of the Underlying Index began on February 27, 2008. Therefore, the Index and the Underlying Index have very limited performance history, and no actual investment that allowed tracking of the performance of the Index or the Underlying Index was possible before these respective dates.  Because the Index and Underlying Index are of recent origin and limited historical information data exists with respect to them, your investment in the securities may involve a greater risk than investing in alternative securities linked to one or more financial measures with an established record of performance.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN  — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return

For the purpose of this section:

The “Index Sponsor” is Deutsche Bank AG, London Branch.

The “Underlying Index” means the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM.

General

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (the “Index”) is intended to reflect the effect of a dynamic allocation strategy in respect of the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM, the Underlying Index of the Index, based on a fixed target volatility level and the realized volatility of the Underlying Index over a defined period.  The inception date of the Index was August 8, 2009.

The Index has been calculated back to a base date of November 28, 1997.  The level of the Index is calculated on an excess return basis (the “TV ER Closing Level”). The TV ER Closing Level was set equal to 100 on November 28, 1997.  The TV ER Closing Levels are quoted in U.S. Dollars.

The Index uses an allocation strategy that seeks to maintain a target volatility of 14% in the Underlying Index. Whereas the Underlying Index has no controls for volatility, the Index dynamically controls the exposure to the Underlying Index in order to target realized volatility of 14%.

Rebalancing occurs monthly to reset the participation of the Index in the Underlying Index, based upon a comparison of the actual volatility experienced by the Underlying Index over the previous three months to the target volatility. Notional participation in the Underlying Index increases when the realized volatility of the Underlying Index over the previous three months has gone down, and notional participation decreases when the realized volatility of the Underlying Index has gone up. The maximum participation of the Index in the Underlying Index is 500%.

If, at a Rebalancing Date (as defined below), the actual volatility experienced by the Underlying Index over the previous three months is 14%, the participation of the Index in the Underlying Index will be 100%. If, at the Rebalancing Date, the actual volatility experienced by the Underlying Index over the previous three months is less than 14%, the participation of the Index in the Underlying Index will be reset to a level greater than 100%, but no greater than 500%. To maintain the target volatility of 14%, the Index attempts to compensate for such lower historical volatility in the Underlying Index by increasing participation going forward. Conversely, if, at a Rebalancing Date, the actual volatility experienced by the Underlying Index over the previous three months is greater than 14%, the participation of the Index in the Underlying Index will be reset to a level less than 100%. In this scenario, to maintain the target volatility of 14%, the Index attempts to compensate for such higher historical volatility in the Underlying Index by decreasing participation going forward.  The participation in the Underlying Index is assessed at each monthly Rebalancing Date.

By way of example, if the realized volatility of the Underlying Index for a given three-month period is 7% (equal to 50% of the target volatility of 14%), the participation of the Index in the Underlying Index will be reset to 200%, and the investor will have 200% exposure to the performance of the Underlying Index. Conversely, if the realized volatility of the Underlying Index for a given three-month period is 28% (equal to 200% of the target volatility of 14%), the participation of the Index in the Underlying Index will be reset to 50%, and the investor will have 50% exposure to the performance of the Underlying Index.

As of July 23, 2013, the participation level of the Index in the Underlying Index was 110.24%.

The Underlying Index - The Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM

The Underlying Index is sponsored by Deutsche Bank AG, London Branch.  The Underlying Index seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) (described below) by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield”) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the DJUBS Index.  For Live Cattle, Soybean Oil, and Lean Hogs, the respective DJUBS Index weight for that commodity is assigned to the corresponding DJUBS Index sub-index. The constituent commodities included in the Underlying Index are set forth below.

For each index constituent in the Underlying Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The Underlying Index re-weights on an annual basis after the new DJUBS Index weights have been announced.

The Index Sponsor calculates a closing level for the Underlying Index on an “excess return” basis (the “ER Closing Level”) on each Index Business Day.

The inception date of the Underlying Index was February 27, 2008.

The DJUBS Index

The DJUBS Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time.  In order to accomplish these objectives, the DJUBS Index is designed to provide weights that reflect economic significance, diversification, continuity and liquidity.  To determine its component weightings, the DJUBS Index relies primarily on liquidity data, or the relative amount of trading activity of a particular commodity.  To balance the DJUBS Index beyond world production weighting, the DJUBS Index weights are also determined by several rules designed to ensure diversified commodity exposure as disproportionate weighting of any particular commodity or sector may increase volatility.  With respect to diversification, the DJUBS Index does not allow related groups of commodities (e.g., energy or precious metals) to constitute more than 33% of the DJUBS Index, and no single commodity may constitute less than 2% or more than 15% of the DJUBS Index. The DJ-UBS Commodity Index Advisory Committee meets annually to determine the composition of the DJUBS Index in accordance with the index methodology established in the DJ-UBS Handbook as published by the sponsors of the DJUBS Index – Dow Jones & Company, Inc. (“Dow Jones”) and UBS Securities LLC (“UBS”).

Components of the Underlying Index

The table below shows those sub-indices included in the Underlying Index, as well as their respective weights within the Underlying Index, as of July 23, 2013.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Underlying Index
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	10.53%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	6.95%
DBLCI-OY GC (Gold)	N.Y. Mercantile Exchange - COMEX	DBLCOGCE Index	9.32%
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	4.75%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	5.90%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	11.62%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	4.15%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	6.35%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	2.56%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	2.72%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	1.96%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	3.90%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	3.54%
DJ UBS Live Cattle ER	Chicago Mercantile Exchange	DJUBSLC Index	3.36%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	2.98%
DBLCI-OY KC (Coffee "C")	ICE Futures U.S.	DBLCYEKC Index	2.06%
DJ UBS Soybean Oil ER	Chicago Board of Trade	DJUBSBO Index	2.64%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	2.16%
DJ UBS Lean Hogs ER	Chicago Mercantile Exchange	DJUBSLH Index	2.10%
DBLCI-OY LCO (Brent Crude)	IntercontinentalExchange	DBLCYTCO Index	6.30%
DBLCI-OY Soybean Meal USD ER	Chicago Mercantile Exchange	DBLCYESM Index	3.00%
DBLCI-OY KW (Kansas Wheat)	Chicago Board of Trade	DBLCYEKW Index	1.13%

Methodology of the Index

Participation in the Underlying Index

The level of notional participation of the Index in the Underlying Index is referred to herein as the “Allocation.” The Allocation, in respect of a Rebalancing Date (as defined below), is an amount expressed as a percentage equal to:

Where:

“Maximum Participation” is 500%;

“Target Volatility” is 14%; and

“3m Realized Volatility (T)” is the 3m Realized Volatility calculated on the relevant Rebalancing Date.

Rebalancing occurs on the last Index Business Day of each calendar month (the “Rebalancing Date”). To calculate the Allocation on the Rebalancing Date, the Index Sponsor uses the ER Closing Level of the Underlying Index on the third-to-last Index Business Day of each calendar month (the “Calculation Date”).

An “Index Business Day” means a day (other than a Saturday or Sunday):

(a)	on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City; and

(b)	on which the exchange for each underlying commodities futures contract is open.

“3m Realized Volatility” means, in respect of a Rebalancing Date, the three-month realized return volatility of the Underlying Index for the relevant Realized Volatility Calculation Period (as defined below) calculated in accordance with the following formula:

Where:

“nbd(T)” means, in respect of the relevant Calculation Date, the number of Index Business Days in the relevant Realized Volatility Calculation Period; and

“Return (tj)” means the log return of the Underlying Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period, calculated as follows:

Where:

“ln” means the natural log function;

“Index (tj) ” means the ER Closing Level of the Underlying Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period; and

“Index (tj –1)” means the ER Closing Level of the Underlying Index on the Index Business Day immediately preceding the jth Index Business Day in the relevant Realized Volatility Calculation Period.

“Realized Volatility Calculation Period” means, in respect of a Calculation Date, the period from (but excluding) the Calculation Date falling in the third calendar month prior to the month in which the Calculation Date falls to (and including) the Calculation Date.

Excess Return Calculation

The Index Sponsor will calculate a closing level for the Index on an “excess return” basis. The excess return calculation reflects the daily percentage that the Underlying Index has changed as compared to its ER Closing Level on the last Rebalancing Date. This percentage change is weighted by the current Allocation of the Index to the Underlying Index. The minimum closing level for the Index is 0.

Subject to any Index Adjustment Event (as defined below), the TV ER Closing Level of the Index on each Index Business Day is calculated by the Index Sponsor as the product of (A) the TV ER Closing Level on the Rebalancing Date immediately preceding such Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) the Allocation on the Rebalancing Date immediately preceding such Index Business Day and (y) (a) the quotient of (i) the ER Closing Level of the Underlying Index on such Index Business Day (as numerator) and (ii) the ER Closing Level of the Underlying Index on the Rebalancing Date immediately preceding such Index Business Day less (b) 1.

Expressed as a formula:

Where:

“TV(t)” is the TV ER Closing Level of the Index for the relevant Index Business Day;

“TV (m(t))” is the TV ER Closing Level of the Index on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Allocation (m(t))” is the Allocation on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Index (t)” means the ER Closing Level of the Underlying Index on the relevant Index Business Day; and

“Index (m(t))” means the ER Closing Level of the Underlying Index on the Rebalancing Date immediately preceding the relevant Index Business Day.

Corrections to the ER Closing Level

In calculating the TV ER Closing Level, the Index Sponsor will have regard to subsequent corrections to the ER Closing Level of the Underlying Index in the period up to and including the Index Valuation Time on the third Index Business Day following the Index Business Day to which the TV ER Closing Level relates but not thereafter.

Index Adjustment Events

An “Index Adjustment Event” may occur if an Underlying Index Disruption Event occurs in relation to the Underlying Index on any Underlying Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the closing levels by reference to the ER Closing Level of the Underlying Index on the immediately preceding Valid Date for a period of up to ten successive Underlying Index Scheduled Publication Days; or

(ii)	select a Successor Underlying Index in respect of the Underlying Index; or

(iii)	permanently cancel the Index and the publication of the closing levels relating to the Index.

In the case of (i) above, if an Underlying Index Disruption Event continues for the period of ten successive Underlying Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If an Underlying Index Cancellation or Underlying Index Modification occurs, the Index Sponsor will on the day on which such Underlying Index Modification or Underlying Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Underlying Index in respect of the Underlying Index; or (b) permanently cancel the Index and the publication of the closing levels relating to the Index or (c) make such determinations and/or adjustments to the terms of this description of the Index as it considers appropriate to determine the closing levels on any such day.

For the purposes of this description:

“Underlying Index Disruption Event” means, in respect of the Underlying Index, on an Underlying Index Scheduled Publication Day the Index Sponsor fails to calculate and announce a closing level.

“Underlying Index Scheduled Publication Day” means, in respect of the Underlying Index, a day on which the ER Closing Level is (or but for the occurrence of an Underlying Index Disruption Event or Force Majeure Event (as defined herein) would have been) published.

“Underlying Index Cancellation” means, in respect of the Underlying Index, on or prior to a Index Business Day the Index Sponsor permanently cancels the Underlying Index and no Successor Underlying Index exists.

“Underlying Index Modification” means, in respect of the Underlying Index, on or prior to an Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Underlying Index or in any other way materially modifies the Underlying Index (other than a modification prescribed in that formula or method to maintain the Underlying Index in the event of changes in the constituent contracts or commodities and other routine events).

The “Index Valuation Time” means 11:00 pm (London time) on each Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the Underlying Index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Underlying Index” means the index which will be deemed to be the Underlying Index for the purposes of determining the ER Closing Level if the Underlying Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Underlying Index.

“Valid Date” means a day which is an Underlying Index Scheduled Publication Day and a day in respect of which an Underlying Index Disruption Event has not occurred.

Force Majeure Events

If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may in its discretion:

(i)	make such determinations and/or adjustments to the terms of the Index as it considers appropriate to determine the TV ER Closing Level on any such Index Business Day; and/or
(ii)	defer publication of the information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or
(iii)	permanently cancel publication of the information relating to the Index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the TV ER Closing Level in respect of the Index.

Index Sponsor

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Index.

Publication of TV ER Closing Levels

Subject to the information provided in “Index Adjustment Events” and “Force Majeure Events” above, the Index Sponsor will publish the TV ER Closing Level on Bloomberg page DBCMBTVE <index> or any successor thereto, for each Index Business Day as soon as practicable after the Index Valuation Time.

In case of any conflict between the TV ER Closing Level published on Bloomberg page DBCMBTVE <Index> and the TV ER Closing Level as calculated pursuant to the Index description contained herein and the related Index rules (the “Rules”), the TV ER Closing Level calculated pursuant to the Index Rules will prevail.

Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield™

The DBLCI-OY’s “Optimum Yield” component, which is utilized by the Underlying Index, employs a rules-based approach when the DBLCI-OY rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield (the “Optimum Roll Yield Strategy”). In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize loss in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation. In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling. The opposite is true for a market in backwardation. Thus, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

The DBLCI-OY sub-indices (each a "DBLCI-OY Sub-Index") each reflect the performance of one of the following commodities: WTI Sweet Light Crude Oil, Brent Crude Oil, Gasoline, Gasoil, Heating Oil, Chicago Wheat, Kansas City Wheat, Corn, Soybeans, Sugar, Cotton, Cocoa, Coffee, Aluminum, Copper, Zinc, Nickel, Lead, Gold, Silver, Natural Gas and Soybean Meal. The sponsor of each DBLCI-OY Sub-Index is Deutsche Bank AG, London Branch.

On the first day of each month that is a business day in New York, each Exchange Traded Instrument currently in the DBLCI-OY is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY sub-index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an “excess return” basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day. The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

Historical Information

The following graph sets forth the performance of the Index from July 26, 2003 through July 26, 2013.  The publication of the Index began on August 8, 2009.  The historical performance data below from August 8, 2009 through July 26, 2013 represent the actual performance of the Index. The performance data prior to August 8, 2009 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on July 26, 2013 was 260.36. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to August 8, 2009.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”), acting as agents for Deutsche Bank AG, will receive a fee or commission in connection with the sale of the securities of up to 2.50% or $25.00 per $1,000 Face Amount of securities. DBSI or DBTCA may pay all or a portion of these selling commissions or fees to the brokers or placement agents through whom the securities are sold.  See “Underwriting (Conflicts of Interest)” in the accompanying product supplement. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

The agents for this offering, DBSI and DBTCA, are our affiliates. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.